Exhibit 10.7
FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (“First Amendment”) dated as of November 6th, 2024 (the “Effective Date”), is entered into by and between NDB PROPERTY OWNER 2, L.P., a Delaware limited partnership (“Landlord”), and VERICEL CORPORATION, a Michigan corporation (“Tenant”).

BACKGROUND

A.Landlord and Tenant are parties to that certain Lease Agreement, dated January 28, 2022 (the “Lease”), for certain premises consisting of approximately 125,749 rentable square feet of floor area on the 1st, 2nd, 3rd, and 4th floors of the building and the enclosed mechanical penthouse on the roof of the building (the “Premises”) located on the parcel of land described in Exhibit A to the Lease (such parcel of land, the “Property”) and commonly known as 25 Blue Sky Drive, Burlington, Massachusetts 01803 (the “Building”).

B.Pursuant to the terms of the Lease, Tenant was obligated to, inter alia, contract directly with the applicable utility provider for electricity to the Premises and was to pay all charges for such electricity being supplied to the Premises directly to said utility provider; however, pursuant to information not then-known by the parties at the time of executing the Lease, Eversource, the applicable utility provider for electricity to the Property, is electing not to provide separate billing accounts for the tenant electric meters installed at the Property and informed Landlord that direct metering of the Premises for tenant electricity will not be provided.

C.Pursuant to the terms of the Lease, Tenant was obligated to reimburse Landlord through Operating Costs for all charges for Tenant’s direct water usage (including sewer charges) at the Premises; however, a check meter for the Premises has been installed at the Building to measure Tenant’s water usage so that Tenant will pay Landlord directly throughout the Term of the Lease, as set forth hereinbelow.

D.The Lease requires that Landlord is responsible for repair and maintenance of the base building systems servicing the Premises; however, the parties now intend that Tenant shall be responsible for maintaining and repairing the base building systems and that Landlord shall no longer have any responsibility for maintenance and repair of the base building systems (with the exception of the life safety systems), as set forth hereinbelow.

E.The parties hereto now intend to modify the Lease to revise the manner in which Tenant pays charges for electricity to the Premises and Rooftop Equipment, and for water usage in the Premises, and to redefine the scope of Tenant’s repair and maintenance obligations, and to make other related changes to Lease, as set forth hereinbelow.

Exhibit 10.7
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and the mutual undertakings set forth below, Landlord and Tenant hereby agree as follows:

1.Recitals; Undefined Terms. The background recitals set forth above are incorporated as if fully set forth herein. Capitalized terms used herein without definition shall have the meanings given to them in the Lease.

2.Utilities. The following provisions of the Lease relating to payment of utilities are hereby amended as follows as of the Effective Date of this First Amendment:

a.Section 4.2.6 of the Lease is hereby deleted in its entirety and replaced with the following:

“4.2.6 Utilities. (a) Commencing as of the Commencement Date, Tenant shall (i) contract directly with the applicable utility provider for separately metered gas and shall pay all charges for such gas service being supplied to the Premises directly to the utility provider at such time as the same shall become due, (ii) reimburse Landlord through Operating Costs, pursuant to Section 4.2.3, for all charges for water (including sewer charges) to the exterior common areas of the Property, and (iii) pay to Landlord by means of monthly escrow payments (as set forth in (c) below) for all charges for the cost of electricity for Tenant’s lights, outlets, fan powered terminals (“FPTs”) and VAV boxes and the Rooftop Equipment (defined in Section 6.2.7), and all costs and charges for Tenant’s direct water usage in the Premises (including sewer charges).

(b) Notwithstanding the foregoing, Landlord will not have historical usage data at the beginning of the Term to establish the initial monthly escrow payments contemplated in this Section 4.2.6 for Tenant’s consumption of water and electricity in the Premises. Until Landlord has collected sufficient data on Tenant’s water and electrical usage at the Premises, Tenant shall (i) reimburse Landlord, as Additional Rent, for all costs and charges for electricity furnished to the Premises based on sub-meter readings made by Landlord on a monthly basis, which charges shall be paid in arrears by Tenant within thirty days of Landlord’s invoice, and (ii) pay to Landlord, as Additional Rent within thirty days of Landlord’s invoice, all costs and charges for Tenant’s direct water usage (including sewer) at the Premises based on quarterly water bills received by Landlord from the Town of Burlington Water Department.

(c) Once Landlord has collected sufficient data regarding Tenant’s actual consumption of water and electricity at the Premises, Tenant shall pay directly to Landlord, as Additional Rent, estimated monthly charges (the “Utilities Charges”) on account of Tenant’s consumption of electricity in the Premises for its lights, outlets, FPTs and VAV boxes and the Rooftop Equipment, and for water consumption in the Premises. Landlord shall reasonably estimate the amount of Utilities Charges payable

Exhibit 10.7
by Tenant per month and shall notify Tenant on or about November 1, 2025, of the initial estimate of Utilities Charges to be paid by Tenant.

Tenant shall pay the Utilities Charges on the first day of each calendar month included in the Term, in the same manner as Tenant pays Fixed Rent pursuant to Section 4.1 above. On a bi-annual basis (June 30th and December 31st of each year), Landlord will reconcile the estimated Utilities Charges paid by Tenant with the actual amounts owing from Tenant, as reflected on utility provider invoices received during the relevant period, and based on the number of kilowatt hours of electricity used in the Premises for the corresponding billing period as registered on the sub-meter for the Premises, and for water consumption as registered on the check meter for the Premises. If it is determined Tenant has been overcharged, then such overpayment will be credited against Tenant’s account for the following month. If Tenant has underpaid, then Landlord will invoice Tenant for the amount owed and Tenant shall pay such amount within thirty days after billing. Landlord reserves the right to adjust the monthly Utilities Charges from time to time based on the most current data available for Tenant’s electrical consumption in the Premises, and Tenant shall thereafter pay the adjusted Utilities Charges to Landlord until further notice.

(d) Tenant shall pay all costs and charges for telephone and other utilities or services including gas, internet, cable, fiber or other communications lines to the Premises not supplied by Landlord, whether designated as a charge, tax, assessment, fee or otherwise, all such charges to be paid as the same from time to time become due. Except as otherwise provided in Article 5, it is understood and agreed that Tenant shall make its own arrangements for the installation or provision of all such utilities and services and that Landlord shall be under no obligation to furnish any such utilities and services to the Premises and shall not be liable for any interruption or failure in the supply of any such utilities and services to the Premises; however, Tenant shall be entitled to an abatement of Rent in accordance with the terms of Section 5.2 of this Lease. Notwithstanding anything contained herein to the contrary, in the event that any such gas charges or any other utilities are not paid by Tenant at the time when the same are payable to the provider, Landlord may nevertheless pay the same and charge Tenant the cost thereof, which charge shall become payable as Additional Rent on the first day of the following calendar month.”

b.The first sentence of Section 5.1.3 of the Lease is hereby deleted in its entirety and replaced with the following language:

“To furnish to the Premises, separately sub-metered and paid for by Tenant directly to Landlord at the same time and in the same manner as prescribed in Section 4.2.6 of this Lease, electricity for Tenant’s lights, outlets, and VAV boxes and Tenant’s Rooftop Equipment.”

c.Section 6.2.7(a) of the Lease is hereby amended by deleting the seventh (7th) sentence of said clause and inserting the following new sentence in its place:

Exhibit 10.7

“Tenant shall also pay all costs of electricity in connection with the Rooftop Equipment directly to Landlord by means of monthly Utilities Charges for the Premises in accordance with Section 4.2.6 of this Lease.”

d.Tenant’s monthly escrow payments for electrical usage at the Premises and in connection with the Rooftop Equipment shall not be included within the meaning of “gross receipts for the Building” under Section 4.2.3(b) of the Lease and shall not be a factor in calculating the management fee for the Building.

3.Landlord’s Covenants and Obligations. In redefining Tenant’s repair and maintenance obligations under the Lease, certain modifications must be made to Landlord’s covenants and obligations set forth in Article 5 of the Lease on account of Landlord no longer having responsibility for repair and maintenance of base building mechanical, electrical, plumbing and HVAC systems. The following changes are hereby made effective as of the Effective Date:

a.The first sentence of Section 5.1.1 is hereby amended by (i) adding the words “roof of the Building,” in the second line in front of the words “Campus Common Areas ”in each instance,(ii) deleting the word “elevators”, and (iii) deleting the following words which appear immediately after the phrase “life safety systems”:

“…and the base building facilities and mechanical, electrical, plumbing, heating, ventilating and air conditioning systems of the Premises…”

b.Section 5.1.2, Heat and Air Conditioning, is hereby amended and restated in its entirety as of the Effective Date as follows: “To furnish to the Premises base building heat and air-conditioning systems and equipment (reserving the right, at any time, to change energy or heat sources) sufficient to maintain the office portion of the Premises at comfortable temperatures (subject to all federal, state, and local regulations relating to the provision of heat) on a 24-hour, 7 days per week basis. All charges for gas furnished to the Premises will be separately metered and paid for by Tenant directly to the applicable utility providers as set forth in Section 4.2.6. Tenant shall maintain responsibility for the repair and maintenance of such systems and equipment necessary for providing heat and air-conditioning to the Premises, in accordance with Section 6.1.3 of this Lease.”

c.The text of Section 5.1.5 is hereby deleted and is replaced as follows:

“5.1.5 Elevators; Life Safety. To furnish freight and passenger elevator systems and equipment (which shall be maintained by Tenant in accordance with Section 6.1.3 of this Lease) to allow for service from the lobby to the Premises and to maintain fire alarm systems within the Building.”

Exhibit 10.7
d.Section 5.2(b) is hereby amended by deleting the last two sentences thereof and substituting the following in their place:

“For purposes hereof, the term “Essential Services” shall mean the following services required to be provided by Landlord under this Lease: water and sewer service, gas and electricity, and life safety/fire protection services. The provisions of this paragraph shall not apply to any Abatement Event caused by (i) fire or other damage or destruction to the Building, which shall be covered by Article 7 of this Lease and which shall be Tenant’s sole remedy on account of an Abatement Event, or (ii) Tenant’s failure to properly repair and maintain the MEP Systems or HVAC Systems (as applicable) pursuant to Section 6.1.3 of this Lease.”

e.Section 5.2(c) is hereby amended by deleting the first sentence thereof and substituting the following in its place:

“In addition to the rights and remedies set forth in Section 5.2(b) above, if an Abatement Event causes a failure, interruption or cessation of life safety or fire protection services exclusively serving Tenant’s lab space that has, or is reasonably expected to have, an immediate material and adverse impact on Tenant’s laboratory operations (a “Critical Failure”), then Tenant shall give Landlord an Abatement Notice of such Critical Failure (which may be given verbally or by email to Landlord’s property manager).”

f.The section headings in the Lease Table of Contents shall be deemed updated consistent with the modifications made in this First Amendment.

4.Tenant’s Covenants; Repair and Maintenance Obligations. It is Tenant’s intent to expand the scope of its maintenance and repair obligations under the Lease to include the base building and non-base building equipment and systems (exclusive of the life safety systems). In implementation thereof, Section 6.1.3 of the Lease, Repair and Maintenance, is hereby amended and restated in its entirety as of the Effective Date, as follows:

“6.1.3 Repair, Operation and Maintenance. (a) To maintain the Premises (which includes without limitation, exterior doors, windows and entrance ways) in good order and condition and in a neat and clean appearance, and to perform all maintenance, to operate, and to make all repairs and replacements to the interior of the Premises, including all passenger and freight elevators, base building and nonbase building mechanical, electrical and plumbing systems (the “MEP Systems”), the base building and non-base building heating, ventilating and air-conditioning systems, including the building management system (the “HVAC Systems”) serving the Premises, Tenant’s security systems, all lab equipment and GMP equipment installed by Tenant in the Premises, all fixtures, furnishings, lighting, interior walls, entrance doors, floor surfaces, and maintain, repair and replace as necessary all signs of Tenant wherever located, Tenant’s exterior

Exhibit 10.7
generator and associated fuel tank, Tenant’s Rooftop Equipment and all mechanical equipment associated with Tenant’s GMP use, and Tenant’s chemical storage tank and associated enclosures, such as are necessary to keep them in good working order, appearance and condition, as the case may require, reasonable use and wear thereof and damage by fire or by casualty only excepted; to keep all interior and exterior portions of all windows, doors and other glass in the Premises whole and in good condition; and to make as and when needed as a result of misuse by, or neglect of Tenant or Tenant’s servants, employees, agents, invitees or licensees or otherwise, all repairs necessary, which repairs and replacements shall be in quality and class equal to the original work. Tenant shall also be responsible, at its sole expense, for providing cleaning and janitorial services to all portions of the Premises in a firstclass manner consistent with cleaning standards generally prevailing in the area and shall contract with a waste disposal service to remove and dispose of general office refuse on a regular basis. All Lab Waste generated within or brought onto the Premises in connection with Tenant’s activities shall be stored in proper containers within the Premises. In no event shall any Lab Waste be stored outside the Premises. Tenant shall not permit the mixing or disposal of Lab Waste with general office refuse and shall, at its sole expense, enter into and maintain throughout the Term a service contract with a trash disposal service specializing in laboratory and biological waste removal. Tenant’s waste removal contract shall provide for pick up and disposal of lab waste in accordance with local Board of Health requirements and all other applicable law. “Lab Waste” shall include, but not be limited to, all pathological, or biological waste, laboratory waste that has come in contact with any disease carrying organisms, any human tissue or other body parts, laboratory cultures and stocks of infectious agents and any associated biological materials, and any other item defined as medical or biological waste under any applicable law of governmental authorities having jurisdiction (including but not limited to 105 CMR 480.010). Tenant acknowledges that Blue Sky Drive is a LEED Gold Certified campus and agrees to reasonably cooperate with Landlord’s reasonable requirements geared towards efficiency and promoting conservation to maintain the LEED certification. No Lab Waste or general office waste shall be stored outside of the Premises. (Landlord, upon failure of Tenant to perform its obligations under this Section 6.1.3, and if such failure could have an adverse effect on the base building structure or any of the base building systems, may elect, at the expense of Tenant, and upon three (3) business days’ prior written notice or fewer if reasonable under the circumstances [except in emergencies where immediate action may be taken without prior notice], to perform all such cleaning and maintenance and to make any such repairs and replacements, or to repair any damage or injury to the Building or the Premises caused by moving property of Tenant in or out of the Building or by misuse, neglect, or improper conduct of, Tenant or Tenant’s employees, agents, contractors, customers, patrons, invitees, or licensees. However, in no event shall Landlord have any right to take any action permitted by the preceding sentence to the extent such action

Exhibit 10.7
would affect Tenant’s mechanical equipment associated with Tenant’s GMP operations and Tenant’s lab operations.)

“(b) Tenant shall, at its sole cost and expense, be solely responsible to provide for building management services for the maintenance and repair of the interior of the Premises, as well as the maintenance, repair and inspection (as and when required by law) of the passenger and freight elevators, all base building MEP Systems and HVAC Systems servicing the Premises (which shall include all non-base building systems installed by Tenant as well), and Tenant’s equipment, and shall directly pay all service providers engaged by Tenant. Tenant shall enter into and share with Landlord annual maintenance service contracts providing for service consistent with market standards for Class-A laboratory facilities, and with service providers reasonably acceptable to Landlord for regular maintenance of the base building HVAC Systems, passenger and freight elevators, base building MEP Systems (exclusive of life safety which shall be maintained by Landlord and non-base building MEP systems) and shall deliver to Landlord copies of all such service contracts when requested by Landlord. Tenant agrees to submit to Landlord on an annual basis (no later than thirty (30) days after the end of each calendar year) all reports evidencing the service and repairs that were undertaken to the base building MEP Systems and passenger and freight elevators each year during the Term. In addition, Tenant shall provide any non-confidential or non-privileged reports or other documentation as reasonably requested by Landlord to meet the requirements of Landlord’s insurers. In the event Tenant fails to obtain or maintain any required service contract, Landlord shall have the right, after reasonable prior notice to Tenant, to obtain or maintain service contracts in Tenant’s name and Tenant shall pay the actual cost thereof to Landlord as Additional Rent. Tenant shall be solely responsible to manage its lab-specific mechanical and electrical equipment and lab support systems.”

5.Tenant’s Premises Percentage of Operating Costs. As of the Effective Date, the Operating Costs attributable solely to the Premises will exclude Tenant’s costs of performing its repair and maintenance obligations to the MEP Systems and HVAC Systems. Accordingly, the second paragraph of Section 4.2.3(b) of the Lease is hereby deleted and replaced with the following:

“Tenant shall also pay to Landlord in the manner set forth in this Section 4.2.3 Tenant’s Premises Percentage Share of those Operating Costs that are attributable solely to the Premises, which initially shall include all costs of maintenance, repair and replacement of the exterior walls, façade, exterior lighting, and the life-safety systems and all costs and fees related to provision of water (including sewer charges) to the Premises, all costs of exterior window cleaning, and costs of furnishing any services solely to the Premises.”

6.Rules and Regulations. Exhibit E, Section 3 to the Lease is hereby amended to remove the words “and maintained” from the second line of the section.

Exhibit 10.7

7.Miscellaneous.

a.Authority. Landlord and Tenant each represent, as to itself: (i) that it is validly existing and in good standing in the state where it was organized, and in good standing in the Commonwealth of Massachusetts; (ii) that it has the authority and capacity to enter into this First Amendment and perform all of its obligations hereunder; (iii) that all necessary action has been taken in order to authorize it to enter into and perform all of its obligations hereunder; and (iv) that the person executing this First Amendment on its behalf is duly authorized to do so.

b.Entire Agreement. This First Amendment contains the entire agreement of the parties regarding the subject matter hereof. There are no promises, agreements, conditions, undertaking, warranties or representations, oral or written, express or implied, between them, relating to this subject matter, other than as set forth herein.

c.No Brokers. Each party hereto warrants and represents that it has dealt with no broker in connection with the consummation of this First Amendment, and each party agrees to indemnify the other party from any claims or losses resulting from a breach of the foregoing representation.

d.Governing Law; Jurisdiction. This First Amendment shall be construed under the laws of the Commonwealth of Massachusetts and shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

e.Counterparts; Binding Agreement. This First Amendment shall not be valid and binding until fully executed and delivered to both parties, and may be executed in counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument. Any facsimile or other electronic transmittal of original signature versions of this Amendment shall be considered to have the same legal effects execution and delivery of the original document and shall be treated in all manner and respects as the original document. Execution of this First Amendment by means of DocuSign is an acceptable form of execution and shall be valid and binding in all respects.

f.Ratified. As hereby amended, the Lease is hereby ratified and confirmed in all respects.

[Signatures appear on the following page.]

Exhibit 10.7

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this First Amendment as of the day and year first above written.

LANDLORD:

NDB PROPERTY OWNER 2, L.P.,
a Delaware limited partnership

By:	NDB Holdings LLC,
a Massachusetts limited liability company,
its authorized agent

	By:	Nordblom JV Manager, Inc.,
a Massachusetts corporation,
its Manager

		By:	/s/ Crosby Nordblom
Name: Crosby Nordblom
Title: Manager

TENANT:

VERICEL CORPORATION,
a Michigan corporation

By: /s/ Michael Halpin
Name: Michael Halpin
Title: Chief Operating Officer